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                                                                    Exhibit 99.1


NEWS RELEASE - NOVEMBER 21, 2002
Email: investor_relations@smartire.com
Contact: Susan Mader
1.800.982.2001/604.276.9884


SmarTire Systems Announces $6.4 Million in Financing

Completion of financing arrangements allows Company to focus on expanding operations

RICHMOND, BRITISH COLUMBIA, CANADA - November 21, 2002 - SmarTire Systems Inc. (Nasdaq: SMTR), a leading developer of tire pressure and temperature monitoring technology, has strengthened its financial position with the completion of three private placements totaling $6.4 million (U.S.). Since September 26, 2002, $1.184 million has been released to the Company. A total of $5.2 million is subject to registration. The financings include a $1.0 million placement of common shares and warrants with European investors, $400,000 in convertible debentures and a $5.0 million facility for the placement of common shares. Terms of this financing will be released in the Company's 8-K filing.

Proceeds from these private placements will fund ongoing operations, purchase inventory to satisfy current and projected product demand and retire debt. Prior to the completion of these financings, SmarTire terminated its relationship with the Company's financial advisory firm, H.C. Wainwright & Co., Inc.

"With implementation of the TREAD Act less than a year away, we have been extremely busy formalizing corporate relationships, completing supply agreements and quoting for new business," says Robert Rudman, President and Chief Executive Officer of SmarTire. "With our improved financial position we are better able to address the anticipated demand for tire pressure monitoring already evident in North America and Europe and beginning to emerge in the Asian markets."

SmarTire is a pioneer and market leader in the development of direct measurement tire monitoring technology for all sectors of the automotive and transportation industries. With the National Highway Traffic Safety Administration (NHTSA) rulemaking that requires the installation of tire pressure monitoring systems in all passenger vehicles and light trucks beginning November 1, 2003, there is substantial market potential for SmarTire technologies and products.

Incorporated in 1987, SmarTire is a public company with offices in North America and the United Kingdom. Additional information can be found at www.smartire.com.

"JEFF FINKELSTEIN"


Jeff Finkelstein, C.A.
Chief Financial Officer

This news release may include statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the anticipated demand for tire monitoring technology, sales of SmarTire's products and technology to original equipment manufacturers, the size of the market, the impact and scope of the new United States legislation, and the technical uncertainty of future products. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include general factors such as insufficient investor interest in the Company's securities, the impact of competitive products and pricing and general economic conditions as they affect the Company's customers, and specific risks such as the uncertainty of the requirements demanded and timing specified by U.S. government, reliance on third party manufacturers to produce SmarTire products and technology, and, the Company's ability to source product components in a timely manner. Readers should also refer to the risk disclosures outlined in the Company's annual report of Form 10-KSB for the last completed fiscal year filed with the SEC.


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